As filed with the Securities and Exchange Commission on October 24, 2011

Registration No. 333-146959

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 13

to

FORM S-11

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

STRATEGIC STORAGE TRUST, INC.

(Exact Name of Registrant as Specified in Its Governing Instruments)

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

(877) 327-3485

(Address, Including Zip Code and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Paula Mathews

Executive Vice President

Strategic Storage Trust, Inc.

111 Corporate Drive, Suite 120

Ladera Ranch, California 92694

(877) 327-3485

(Name, Address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

Copies to:

Michael K. Rafter, Esq.

Howard S. Hirsch, Esq.

Baker, Donelson, Bearman, Caldwell and Berkowitz, PC

3414 Peachtree Road

Suite 1600

Atlanta, Georgia 30326

(404) 577-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable following effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.          ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

This Post-Effective Amendment No. 13 to the Registration Statement on Form S-11 (Registration No. 333-146959) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933.

DEREGISTRATION OF SHARES

In accordance with the undertaking of Strategic Storage Trust, Inc. (the “Company”) set forth in its registration statement on Form S-11 (File No. 333-146959) declared effective March 17, 2008 (the “Initial Registration Statement”), the Company is filing this Post-Effective Amendment No. 13 to the Initial Registration Statement to deregister 25,905,608 shares of its common stock that remain unsold under the Initial Registration Statement. Pursuant to the Initial Registration Statement, the Company registered 100,000,000 shares of common stock in its primary offering and 10,000,000 shares of common stock for pursuant to its distribution reinvestment plan. The Company reserved the right to reallocate the shares it was offering between its primary offering and the distribution reinvestment plan. In connection with filing its registration statement on Form S-11 (File No. 333-168905) for its follow-on public offering declared effective September 22, 2011 (the “Follow-on Registration Statement”), the Company carried forward 55,000,000 shares of its common stock that remained unsold from the Initial Registration Statement pursuant to Rule 415(a)(6) of the Securities Act. The offering of those unsold securities under the Initial Registration Statement was deemed terminated as of September 16, 2011, prior to the effective date of the Follow-on Registration Statement. By filing this Post-Effective Amendment No. 13 to the Initial Registration Statement, the Company hereby terminates the offering of all shares on the Initial Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 13 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ladera Ranch, State of California, on the 24th day of October, 2011.

STRATEGIC STORAGE TRUST, INC.

By:	/s/ Michael S. McClure
Michael S. McClure Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 13 to the Registration Statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ H. Michael Schwartz H. Michael Schwartz*	Chief Executive Officer, President and Director (Principal Executive Officer)	October 24, 2011

/s/ Michael S. McClure Michael S. McClure	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	October 24, 2011

/s/ Harold “Skip” Perry Harold “Skip” Perry*	Independent Director	October 24, 2011

/s/ Timothy S. Morris Timothy S. Morris*	Independent Director	October 24, 2011

*By:	/s/ Michael S. McClure
Michael S. McClure Attorney-In-Fact